Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026 Graphjet Technology
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Class A Ordinary Shares of Graphjet Technology effective at the opening of the trading session on July 23, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1). The Company was notified of the Staff determination on June 4, 2025.
On July 17, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(1).
The Company was notified of the Staff determination on June 18, 2025.
On July 17, 2025, the hearing was held.
On July 25, 2025 the Panel reached a decision and a Decision letter was issued on said date.
The Panel determined to grant the request of the Company to continue its listing on the Exchange so long as it met the milestones and deadlines set forth in the Decision
Letter of July 25, 2025.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to another violation of Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on August 20, 2025. Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(A).
The Company was notified of the Staff determination on September 2, 2025.
On September 24, 2025, the Exchange notified the Company that it had achieved compliance with Listing Rules 5250(c)(1)
(the citation noted in the June 4, 2025 Delist Determination Letter) and 5450(a)(1).
The Company was placed on a Mandatory Panel Monitor as allowed by Listing Rule 5815(d)(4)(B).
Afterward, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(C).
The Company was notified of the Staff determination on October 29, 2025.
On November 11, 2025, the Panel determined to delist the securities of the Company from the Exchange. The Panel did not believe that the Company had articulated a reasonable plan to regain compliance with the Exchange's Listing Rules.
On November 25, 2025, the Company appealed the decision of the Panel dated November 11, 2025.
On February 24, 2025, the Nasdaq Listing and Hearing Review Council rendered a decision after reviewing the record and found that there was no basis on which to find that the Panel erred in their decision dated November 11, 2025.
The Nasdaq Stock Market LLC (Nasdaq) Board of Directors did not call for review the February 24, 2026 decision of the Nasdaq Listing and Hearing Review Council.
The Company Class A Ordinary Shares were suspended on November 13, 2025. The Staff determination to delist the Company Class A Ordinary Shares became final on December 26, 2025. The delisting of the Company
Class A Ordinary Shares was delayed because of the appeal process and other procedures.